Exhibit 99.1

        PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314-877-7113

RALCORP HOLDINGS, INC. ANNOUNCES
RESIGNATION OF STEPHEN VAN TASSEL

St. Louis, MO, November 9, 2009. . . . Ralcorp Holdings, Inc. (NYSE: RAH) today announced that Stephen Van Tassel has resigned as Corporate Vice President and President of the Post Foods division of Ralcorp Holdings in order to pursue other career interests.  David P. Skarie, Co-Chief Executive Officer and President of Ralcorp Holdings, will assume the position of President of Post Foods on an interim basis in addition to his other responsibilities.

"Steve has played a significant role in the integration of Post Foods and the achievement of our year one EBITDA targets.  We wish him well in his future pursuits," Mr. Skarie said.

Ralcorp produces Post branded cereals, a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers.  Ralcorp's diversified product mix includes:  ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts.